EX-35.1
(logo) Bank of America

Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000


Annual Statement as to Compliance

Banc of America Funding 2007-E Trust

I, H. Randall Chestnut, a Senior Vice President of Bank of America, National Association (the "Servicer"), hereby certify pursuant to the Section 3.21 of the Pooling and Servicing Agreement, dated September 27, 2007 (the "Agreement"), among Banc of America Funding Corporation, as Depositor, the Servicer, Wells Fargo Bank, N.A., as Trustee, and U.S. Bank National Association, as Custodian, that: (a) a review of the Servicer's activities during calendar year 2007 and of the Servicer's performance under the Agreement has been made under my supervision; and (b) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout calendar year 2007.


March 26, 2008


Bank of America, N.A.
as Servicer

By: /s/ H. Randall Chestnut
Name: H. Randall Chestnut
Title: Senior Vice President